                                                                     Exhibit 5.1

                          [EMC Corporation Letterhead]

                                           October 16, 2002

EMC Corporation
176 South Street
Hopkinton, MA 01748

Ladies and Gentlemen:

     I am Senior Vice President and General Counsel of EMC Corporation, a Massachusetts corporation (the "Company"), and am issuing this opinion in connection with the registration statement on Form S-8 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission (the "Commission") on the date hereof for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), 80,010,000 shares (the "Shares") of common stock, par value $.01 per share, of the Company ("Common Stock"), which may be issued pursuant to the exercise of options granted under the EMC Corporation 2001 Stock Option Plan (the "2001 Plan") and pursuant to the exercise of the non-qualified stock option granted under the Stock Option Agreement between the Company and the Clerk of the Company ("the Stock Option Agreement").

     In this connection, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement; (ii) the Company's Restated Articles of Organization, as amended; (iii) such records of the corporate proceedings of the Company as I have deemed necessary or appropriate as a basis for the opinions set forth herein; and (iv) such certificates of officers of the Company and others and such other records and documents as I have deemed necessary or appropriate as a basis for the opinion set forth herein.

     In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinion expressed herein which I have not independently established or verified, I have relied upon statements and representations of other officers and representatives of the Company and others.

     I am admitted to the Bar of The Commonwealth of Massachusetts and do not purport to be an expert on, or express any opinion concerning, any law other than the substantive law of The Commonwealth of Massachusetts.

     Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized for issuance and, when issued and sold by the Company pursuant to and in accordance with the 2001 Plan or the Stock Option Agreement, as the case may be, will be validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

     This opinion is furnished by me, as Senior Vice President and General Counsel of the Company, in connection with the filing of the Registration Statement and is not to be used, circulated or quoted for any other purpose or otherwise referred to or relied upon by any other person without the prior express written permission of the Company other than in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                                    Very truly yours,

                                    /s/ Paul T. Dacier

                                    Paul T. Dacier
                                    Senior Vice President and General Counsel